Exhibit 8.15
FIRST AMENDMENT TO MANAGEMENT AGREEMENT
THIS FIRST AMENDMENT TO MANAGEMENT AGREEMENT dated November 1, 2000 amends that certain Management Agreement dated as of December 1, 1997, between Retama Development Corporation having an office at 1 Retama Parkway, Selma, Texas 78154 (“Owner”), Retama Partners, Ltd. having an office at 1964 South Alamo, San Antonio, Texas 78204 (“License Holder”), and Retama Entertainment Group, Inc., a Texas Limited Liability Corporation, having an office at 1 Retama Parkway, Selma, Texas 78154 (“Operator”).
The Management Agreement is hereby amended as follows:
     1. The term of the Agreement outlined in Section 2.1 shall be hereby extended to September 1, 2001.
     2. The last sentence of Section 4.5 shall be deleted and replaced with the following:
     “Any such contract shall comply with the provisions of Rev. Proc. 97-13, as amended, modified, or revised.”
     3. Section 6.1 shall be deleted and replaced with the following:
     “6.1 As consideration for its services hereunder, the Operator shall be entitled to receive a monthly fixed management fee (the “Fixed Management Fee”) in the amount of $15,000, plus, subject to the limitations set forth in this Section, a variable management fee as described in Section 6.2 (the “Variable Management Fee”), which together with the Fixed Management Fee are collectively referred to as the “Management Fees.” The Fixed Management Fee shall be payable in arrears on or before the first working day of each month during the term of this Agreement. The Variable Management Fee shall be payable as set forth in Section 6.2. It is the intention of the Owner and the Operator that the Management Fees comply with the terms and provisions of Rev. Proc. 97-13, including any amendments, modifications, or revisions thereto.” Until such time as all bonded indebtedness related to the Racetrack is discharged in full, the Management Fees set forth in this Article VI shall not be amended unless Owner first obtains an opinion of national recognized bond counsel, to the effect that such changes shall not adversely affect the exclusion from gross income under section 103(a) of the Internal Revenue Code of 1986, as amended, of interest on any Bonds issued by the Owner to finance or refinance the Racetrack.”
     4. Section 6.2 shall be deleted and replaced with the following:
     “6.2 The annual Variable Management Fee shall be in the amount of three-tenths of one percent (.3%) of total Handle of the Racetrack in excess of $100,000,000; provided, however, that the amount payable for the Variable Management Fee for any year shall not exceed the amount of the Fixed Management Fee for such year. The Variable Management Fee shall be calculated on the Handle for each year ending December 31, beginning with the year ending December 31, 2000.

     The annual Variable Management Fee shall be payable by January 15 of the following year; provided, however, that such Variable Management Fee shall be accrued and not paid when the Owner is in default on the payment of any interest payable on its Special Facilities Revenue Refunding Bonds (Retama Park Racetrack Project) Series 1999A. Such accrued Variable Management Fee shall be paid as soon as possible after any default on payment of such interest has been made or waived.
     For the purposes of this Agreement, Handle shall mean the total amount wagered at the Racetrack including wagers on live racing, simulcast racing (including import simulcasting) and any other forms of wagering approved at the Racetrack during the term of this Agreement.”
     5. The first sentence of the second paragraph of Article XX shall be deleted and replaced with the following:
     “The Owner is aware that Call Now, Inc. (“CNI”) is the owner of certain Bonds issued by the Owner and is also an owner of the Operator.”
     6. Section 21.17 shall be deleted and replaced with the following:
     “Any amendment to this Agreement shall comply with the requirements of Rev. Proc. 97-13, as amended, modified, or revised.”
     7. All accrued and unpaid Variable Management Fees as of December 31, 2000 are hereby waived.
This First Amendment to Management Agreement is dated November 1, 2000 but shall be effective retroactive to December 1, 1997.
All other provisions of the Management Agreement shall remain in full force and effect.
SIGNATURE PAGE TO FOLLOW

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the day and year above written.

OWNER:

RETAMA DEVELOPMENT CORPORATION

By:
Name:
Title:

OPERATOR:

RETAMA ENTERTAINMENT GROUP

By:
Name:
Title: